       EXHIBIT 99.1

            NEWS RELEASE

LINN ENERGY NAMES MARK ELLIS PRESIDENT AND CHIEF EXECUTIVE OFFICER

HOUSTON, Texas, January 4, 2010 – LINN Energy, LLC (NASDAQ: LINE) announced today that Mark E. Ellis has been named President and Chief Executive Officer of LINN Energy, LLC, and has been appointed to its Board of Directors, effective January 1, 2010. As the Company announced in June 2009, Michael C. Linn will remain an officer of LINN Energy, LLC, as Executive Chairman of the Board of Directors and will focus on the long-term strategy of the Company and Board leadership.

Mr. Ellis joined LINN Energy in December 2006 and has served as President and Chief Operating Officer since December 2007. Mr. Ellis has more than 30 years of experience in the oil and natural gas industry. Prior to joining LINN Energy, he spent more than 20 years in senior leadership roles at Burlington Resources and ConocoPhillips.

“I am excited about the opportunity to lead the first and largest publicly traded upstream E&P limited liability company,” said Mr. Ellis. “With a high quality management team and our talented employees, I believe we are positioned to continue to successfully grow the Company founded by Mike Linn.”

ABOUT LINN ENERGY

LINN Energy’s mission is to acquire, develop and maximize cash flow from a growing portfolio of long-life oil and natural gas assets. LINN Energy is an independent oil and natural gas development company, with approximately 1.7 Tcfe of proved reserves in producing U.S. basins as of year-end 2008. More information about LINN Energy is available at www.linnenergy.com.

CONTACTS:                                           Investors:
LINN Energy, LLC
Clay Jeansonne, Vice President – Investor Relations
281-840-4193

Media:
LINN Energy, LLC
Paula Beasley, Manager, Public Affairs & Communications
281-840-4183